Exhibit 10.3

ADMINISTRATION AGREEMENT

BETWEEN

APS BDC, LLC

AND

OHA PRIVATE CREDIT ADVISORS II, L.P.

This Administration Agreement (this “Agreement”) is made as of January 2, 2026 by and between APS BDC, LLC, a Delaware limited liability company (the “Company”), and OHA Private Credit Advisors II, L.P., a Delaware limited partnership (the “Administrator”).

WHEREAS, the Company is a newly organized closed-end management investment company that intends to elect to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company desires to retain the Administrator to provide administrative services to the Company in the manner and on the terms hereinafter set forth; and

WHEREAS, the Administrator is willing to provide administrative services to the Company on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Administrator hereby agree as follows:

1. Duties of the Administrator.

(a) Employment of Administrator. The Company hereby retains the Administrator to act as administrator of the Company, and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to review by and the overall control of the Board of Directors of the Company (the “Board”), for the period and on the terms and conditions set forth in this Agreement. The Administrator hereby accepts such retention and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth subject to the reimbursement of costs and expenses provided for below. The Administrator and any such other persons providing services arranged for by the Administrator shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company pursuant to this Agreement.

(b) Services. The Administrator shall perform (or oversee, or arrange for, the performance of) the administrative and compliance services necessary for the operation of the Company, including, but not limited to, maintaining financial records; assisting in overseeing the preparation and filing the Company’s tax returns; overseeing the calculation of the Company’s net asset value (“NAV”); compliance monitoring (including pre-trade and post-trade compliance, diligence and oversight of the Company’s other service providers); preparing, printing and disseminating reports to the holders of units of limited liability company interests of the Company (“Units”) and reports and other materials filed with the Securities and Exchange Commission (the “SEC”) and other regulators; preparing materials and coordinating meetings of the Board; managing the payment of expenses, the payment and receipt of funds for investments and the performance of administrative and professional services rendered by others; providing facilities, equipment, and clerical, bookkeeping, and recordkeeping services at such facilities; providing transaction legal and tax services, administrative and accounting services (including, to the extent applicable, the provision of valuation, shadow accounting, investor reporting, meeting preparation, corporate and tax structuring and related services, and support with respect to any credit facility of the Company, including the management thereof and the payment of interest expenses thereunder), treasury, leveraged purchasing, information technology system support, system implementation, anti-money laundering and know-your-customer services and monitoring and compliance, local and state filing services, asset management and operations, hedging and currency management and compliance, and services related to transfers of Units or for the Company’s portfolio companies (that could otherwise be performed by third parties), as necessary; and such other services as the Administrator, subject to review by the Board, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall also, on behalf of the Company and in conjunction with CHS (US) Management LLC (the “Aranda Adviser”), arrange for the services of, oversee, and conduct relations with sub-administrators, custodians, depositories, transfer agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable in fulfilling its administrative duties. In addition, the Administrator shall identify and/or select, subject to the Board’s approval, a Chief Compliance Officer for the Company within the meaning of Rule 38a-1 under the 1940 Act (the “Chief Compliance Officer”) and assist with and/or oversee the establishment of the Company’s compliance program under Rule 38a-1 of the 1940 Act and the Chief Compliance Officer’s administration and enforcement of the compliance program. OHA Private Credit Advisors II, L.P., in its capacity as both an investment adviser to the Company (in such capacity, the “OHA Adviser”) and the Administrator, may also provide on the Company’s behalf significant managerial assistance to those portfolio companies that request such assistance. The Administrator shall make reports to the Board of its performance of its obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Company as it shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, in its capacity as Administrator pursuant to this Agreement, provide any advice or recommendation relating to the securities and other assets that the Company should purchase, retain or sell or any other investment advisory services to the Company. For the avoidance of any doubt, the parties agree that the Administrator is authorized to enter into and anticipates entering into sub-administration agreements as the Administrator determines necessary in order to carry out the services set forth in this paragraph, subject to the prior approval of the Board and the Aranda Adviser; provided, however, that the Aranda Adviser may separately facilitate the Company’s entry into agreements with service providers that it determines, in its sole discretion, to be necessary in order to carry out the services set forth in this paragraph, subject to the prior approval of the Board.

(c) Other Responsibilities. For the duration of this Agreement, the Administrator shall provide individuals to serve in certain executive officer roles for the Company, including, but not limited to, the Chief Executive Officer and Chief Financial Officer of the Company.

2. Records. The Administrator agrees to maintain and keep all books, accounts and other records of the Company that relate to activities performed by the Administrator hereunder and will maintain and keep such books, accounts and records in accordance with the 1940 Act and the rules promulgated thereunder. The Administrator may delegate the foregoing responsibility to a third party with the consent of the Board, subject to the oversight of the Administrator and the Company. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it or its delegate maintains for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of this Agreement or otherwise on written request. The Administrator further agrees that all records which it or its delegate maintains for the Company pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement. Notwithstanding any other provision of this Agreement, the Administrator acknowledges and agrees that the administrator to CHS US Investments LLC (the “Unitholder”) shall, at all times, have access to all Company-level information and records for the purpose of aggregate reporting for the Unitholder’s beneficial owners.

3. Confidentiality. The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information (regulated pursuant to Regulation S-P), shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

4. Compensation; Allocation of Costs and Expenses. In full consideration of the provision of the services of the Administrator, the Company shall reimburse the Administrator for the reasonable costs and expenses incurred by the Administrator in performing its obligations, including the Company’s allocable portion of the reasonable costs and expenses of providing personnel and facilities hereunder and any fees paid to a third-party sub-administrator, subject in all cases to the overall cap on expenses described below and except as otherwise provided herein.

Except as specifically provided below, all investment professionals and staff of the OHA Adviser and Aranda Adviser, when and to the extent engaged in providing investment advisory services to the Company, and the base compensation, bonus and benefits, rent, utilities, insurance, payroll taxes, bonuses, employee benefits, furnishings, telecommunications and certain information services and certain office expenses, including office supplies and equipment and other similar expenses and the other routine overhead expenses of such personnel allocable to such services (individually and collectively, “Overhead”), will be provided and paid for by the OHA Adviser and Aranda Adviser, respectively. The Company will bear all other reasonable costs and expenses of its activities, operations, administration and transactions, including, but not limited to:

(a) investment advisory fees, including management fees and incentive fees, to (i) the OHA Adviser pursuant to that certain Investment Advisory Agreement by and between the Company and the OHA Adviser, as amended from time to time (the “OHA Advisory Agreement”), and (ii) the Aranda Adviser pursuant to that certain Investment Advisory Agreement by and between the Company and the Aranda Adviser, as amended from time to time (the “Aranda Advisory Agreement”);

(b) the Company’s allocable portion of Overhead and other expenses incurred by the Administrator in performing its administrative obligations under this Agreement, including but not limited to compensation paid by the Administrator to: (i) the Company’s Chief Compliance Officer, Chief Financial Officer, and their respective staffs (including any third-party staff leveraged by such personnel to perform services for the Company); (ii) investor relations, legal, operations, treasury and any other non-investment professionals at the Administrator that perform duties for the Company; and (iii) any personnel of the OHA Adviser or any of its Affiliates (as defined below) providing non-investment related services to the Company (collectively, “OHA Personnel”); and

(c) all other expenses of the Company’s operations, administration and transactions including, without limitation, those relating to:

(i) organization and offering fees, costs and expenses associated with this offering, including legal, accounting (including expenses of in-house legal, accounting, tax and other professionals of the OHA Adviser and/or Aranda Adviser, inclusive of their allocated Overhead), printing, mailing, subscription processing and filing fee costs and expenses (including “blue sky” laws and regulations) and other offering fees costs and expenses, including fees, costs and expenses in connection with the preparation of the Company’s governing documents;

(ii) all taxes, fees, costs, and expenses, retainers and/or other payments of accountants, legal counsel, advisors (including tax advisors), administrators, auditors (including, for the avoidance of doubt, the Company’s financial audit, and with respect to any additional auditing required under The Directive 2011/61/EU of the European Parliament and of the Council of 8 June 2011 on Alternative Investment Fund Managers and any applicable legislation implemented by an EEA member state in connection with such Directive (the “AIFMD”)), investment bankers, administrative agents, paying agents, depositaries, custodians, trustees, sub-custodians, consultants (including individuals consulted through expert network consulting firms), engineers, senior advisors, industry experts, operating partners, deal sourcers (including personnel dedicated to but not employed by the OHA Adviser and/or Aranda Adviser), and other professionals (including, for the avoidance of doubt, the costs and charges allocable with respect to the provision of internal legal, tax, accounting, technology, portfolio reconciliation, portfolio compliance and reporting or other services or that are otherwise related to the implementation, maintenance and supervision of the procedures relating to the books and records of the Company and any personnel related thereto, inclusive of their allocated Overhead (including secondees and temporary personnel or consultants that may be engaged on short- or long-term arrangements) as deemed appropriate by the Administrator, with the oversight of the Board, where such internal personnel perform services that would be paid by the Company if outside service providers provided the same services); it being understood that fees, costs, and expenses herein include (x) fees, costs and expenses for time spent by its in-house attorneys and tax advisors that provide legal advice and/or services to the Company or its portfolio companies on matters related to potential or actual investments and transactions and the ongoing operations of the Company and (y) fees, costs and expenses incurred to provide administrative and accounting services to the Company or its portfolio companies (including the ratable share of the cost of valuation personnel), and fees, costs, expenses and charges incurred directly by the Company or its Affiliates (as defined below) in connection such services (including Overhead related thereto), in each case, (I) that are specifically charged or specifically allocated or attributed by the Administrator, with the oversight of the Board, to the Company or its portfolio companies and (II) provided that any such amounts shall not be greater than what would be paid to an unaffiliated third party for substantially similar advice and/or services of the same skill and expertise, in accordance with the OHA Adviser’s or Aranda Adviser’s respective expense allocation policies, as applicable;

(iii) all fees, costs, expenses of calculating the Company’s NAV, including the cost of any third-party valuation service providers;

(iv) all fees, costs and expenses of effecting any sales of the shares of the Company and other securities;

(v) all interest and fees, costs and expenses arising out of all borrowings and other financings or derivative transactions (including interest, fees and related legal expenses) made or entered into by the Company;

(vi) all fees, costs and expenses of any loan servicers and other service providers and of any custodians, lenders, investment banks and other financing sources;

(vii) all fees, costs and expenses incurred in connection with the formation or maintenance of entities or vehicles to hold the Company’s assets for tax or other purposes;

(viii) all fees, costs and expenses of derivatives and hedging;

(ix) all fees, costs and expenses, including travel, entertainment, lodging and meal expenses, incurred by the OHA Adviser and/or Aranda Adviser, or members of their respective investment teams, or payable to third parties, in evaluating, developing, negotiating, structuring and performing due diligence on prospective portfolio companies, including such expenses related to potential investments that were not consummated, and, if necessary, enforcing the Company’s rights;

(x) all fees, costs and expenses (including the allocable portions of Overhead and out-of-pocket expenses such as travel expenses) or an appropriate portion thereof of employees of the OHA Adviser or Aranda Adviser, to the extent such expenses relate to attendance at meetings of the Board or any committees thereof;

(xi) all fees, costs and expenses, if any, incurred by or on behalf of the Company in developing, negotiating and structuring prospective or potential investments that are not ultimately made, including, without limitation, any legal, tax, administrative, accounting, travel, meals, accommodations and entertainment, advisory, consulting and printing expenses, reverse termination fees and any liquidated damages, commitment fees that become payable in connection with any proposed investment that is not ultimately made, forfeited deposits or similar payments;

(xii) all allocated fees, costs and expenses incurred by the Administrator in providing managerial assistance to those portfolio companies that request it;

(xiii) all brokerage fees, costs and expenses, hedging fees, costs and expenses, prime brokerage fees, costs and expenses, custodial fees, costs and expenses, agent bank and other bank service fees, costs and expenses; private placement fees, costs and expenses, commissions, appraisal fees, commitment fees and underwriting fees, costs and expenses; fees, costs and expenses of any lenders, investment banks and other financing sources, and other investment costs, fees and expenses actually incurred in connection with evaluating, making, holding, settling, clearing, monitoring or disposing of actual investments (including, without limitation, travel, meals, accommodations and entertainment expenses and any expenses related to attending trade association and/or industry meetings, conferences or similar meetings, any costs or expenses relating to currency conversion in the case of investments denominated in a currency other than U.S. dollars) and expenses arising out of trade settlements (including any delayed compensation expenses);

(xiv) investment fees, costs and expenses, including all fees, costs and expenses incurred in sourcing, evaluating, developing, negotiating, structuring, trading (including trading errors), settling, monitoring and holding prospective or actual investments or deploying investment strategies, including, without limitation, any financing, legal, filing, auditing, tax, accounting, compliance, loan administration, travel, meal, accommodation and entertainment, advisory, consulting, engineering, data-related and other professional fees, costs and expenses in connection therewith (to the extent the OHA Adviser or Aranda Adviser is not reimbursed by a prospective or actual issuer of the applicable investment or other third parties or such expenses are not capitalized as part of the acquisition price of the transaction), and any fees, costs and expenses related to the organization or maintenance of any vehicle through which the Company directly or indirectly participates in the acquisition, holding and/or disposition of investments or which otherwise facilitate the Company’s investment activities, including, without limitation, any travel and accommodation expenses related to such vehicle and the salary and benefits of any personnel (including personnel of the OHA Adviser, Aranda Adviser or their respective Affiliates) and/or in connection with the maintenance and operation of such vehicle, or other overhead expenses (including any fees, costs and expenses associated with the leasing of office space (which may be made with one or more Affiliates of the OHA Adviser or Aranda Adviser as lessor in connection therewith));

(xv) all transfer agent, dividend agent and custodial fees, costs and expenses;

(xvi) all federal and state registration fees, franchise fees, any stock exchange listing fees and fees payable to rating agencies;

(xvii) fees and expenses, including travel, entertainment, lodging and meal expenses, incurred by members of the Board that are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of the Company (the “Independent Directors”), and any legal counsel or other advisors retained by, or at the discretion or for the benefit of, the Independent Directors;

(xviii) costs of preparing financial statements and maintaining books and records, costs of compliance and attestations associated with the Sarbanes-Oxley Act of 2002, costs of preparing and filing reports or other documents with the SEC, Financial Industry Regulatory Authority, U.S. Commodity Futures Trading Commission (“CFTC”), European Securities and Markets Authority (“ESMA”), and other regulatory body and other reporting and compliance costs, including registration and exchange listing and the costs associated with reporting and compliance obligations under the 1940 Act and any other applicable federal and state securities laws, and the compensation of professionals responsible for the foregoing (which compensation shall be deemed to constitute Overhead), but excluding, for the avoidance of doubt, any expenses incurred for general compliance and regulatory matters that are not related to the Company or its activities;

(xix) all fees, costs and expenses associated with the preparation and issuance of the Company’s periodic reports and related statements (e.g., financial statements and tax returns) and other internal and third-party printing (including flat service fees), publishing (including time spent performing such printing and publishing services) and reporting-related expenses (including other notices and communications) in respect of the Company and its activities (including internal expenses, charges and/or related costs incurred, charged or specifically attributed or allocated by the Company, the OHA Adviser, the Aranda Adviser or their respective Affiliates in connection with such provision of services thereby);

(xx) all fees, costs and expenses of any reports, proxy statements or other notices to members (including printing and mailing costs) and the costs of Board meetings;

(xxi) all proxy voting fees, costs and expenses;

(xxii) any and all taxes and/or tax-related interest, fees or other governmental charges (including any penalties incurred where the OHA Adviser or Aranda Adviser lacks sufficient information from third parties to file a timely and complete tax return) levied against the Company, and all fees, costs and expenses incurred in connection with any tax audit, investigation, litigation, settlement or review of the Company and the amount of any judgments, fines, remediation or settlements paid in connection therewith;

(xxiii) all fees, costs and expenses of any litigation, arbitration or audit involving the Company or its portfolio companies and the amount of any judgments, assessments, fines, remediations or settlements paid in connection therewith;

(xxiv) Board members and officers liability or other insurance (including costs of title insurance) and indemnification (including advancement of any fees, costs or expenses to persons entitled to indemnification) or extraordinary expenses or liabilities relating to the affairs of the Company;

(xxv) all fees, costs and expenses associated with the Company’s information technology, including obtaining and maintaining technology (including any and all fees, costs and expenses of any investment, books and records, portfolio compliance and reporting systems, such as “Wall Street Office,” “Everest” (Allvue), “Trinity” and similar systems and services, including consultant, software licensing, data management and recovery services fees and any tools, programs, subscriptions or other systems providing market data, analytical, database, news or third-party research or information services and the costs of any related professional service providers), third-party or proprietary hardware/software, data-related communication, market data and research (including news and quotation equipment and services) and including costs allocated by the OHA Adviser’s, Aranda Adviser’s or their respective Affiliates’ (as defined below) internal and third-party research groups (which are generally based on time spent, assets under management, usage rates, proportionate holdings or a combination thereof or other reasonable methods determined by the Administrator) and expenses and fees (including compensation costs) charged or specifically attributed or allocated by the OHA Adviser, Aranda Adviser and/or their respective Affiliates for data-related services provided to the Company and/or its portfolio companies (including in connection with prospective investments), each including expenses, charges, fees and/or related costs of an internal nature, reporting costs (which includes notices and other communications and internally allocated charges), and dues and expenses incurred in connection with membership in industry or trade organizations;

(xxvi) all fees, costs and expenses of specialty and custom software for monitoring risk, compliance and the overall portfolio, including any development costs incurred prior to the filing of the Company’s election to be treated as a BDC;

(xxvii) all fees, costs and expenses associated with individual or group investors in the Company;

(xxviii) all insurance fees, costs and expenses (including fidelity bond, Board members and officers errors and omissions liability insurance and other insurance premiums incurred for the benefit of the OHA Adviser or Aranda Adviser);

(xxvix) all fees, costs and expenses of winding up and liquidating the Company’s assets;

(xxx) all fees, costs and expenses related to compliance-related matters (such as developing and implementing specific policies and procedures in order to comply with certain regulatory requirements) and regulatory filings, notices or disclosures related to the Company’s activities (including, without limitation, expenses relating to the preparation and filing of filings required under the Securities Act of 1933, as amended, TIC Form SLT filings, Internal Revenue Service filings under FATCA and FBAR reporting requirements applicable to the Company or reports to be filed with the CFTC, reports, disclosures, filings and notifications prepared in connection with the laws and/or regulations of jurisdictions in which the Company engages in activities, including any notices, reports and/or filings required under the AIFMD, ESMA and any related regulations, and other regulatory filings, notices or disclosures of the OHA Adviser or Aranda Adviser relating to the Company and its Affiliates relating to the Company, and their activities) and/or other regulatory filings, notices or disclosures of the OHA Adviser, Aranda Adviser and/or their respective Affiliates relating to the Company, including those pursuant to applicable disclosure laws and expenses relating to FOIA requests, but excluding, for the avoidance of doubt, any expenses incurred for general compliance and regulatory matters that are not related to the Company and its activities;

(xxxi) all fees, costs and expenses (including travel) in connection with the diligence and oversight of the Company’s service providers;

(xxxii) all fees, costs and expenses, including travel, meals, accommodations, entertainment and other similar expenses, incurred by the OHA Adviser, Aranda Adviser or their respective Affiliates for meetings with existing investors and any intermediaries, registered investment advisors, financial and other advisors representing such existing investors;

(xxxiii) due diligence and research expenses (including the allocable portion of any research or other services that may deemed to be bundled for the benefit of the Company), as well as the information technology systems used to obtain such research and other information;

(xxxiv) all costs and expenses associated with the establishment of the separately managed account arrangement and the acquisition of the initial seed portfolio by a wholly owned subsidiary of the Unitholder, and any related maintenance of or amendments to such agreement, including any fees, costs, and expenses, retainers and/or other payments of legal counsel and other advisors (as applicable);

(xxxv) all costs and expenses associated with the acquisition of Matterhorn Investments LLC, a Delaware limited liability company, including any fees, costs, and expenses, retainers and/or other payments of legal counsel and other advisors (as applicable); and

(xxxvi) all other all fees, costs and expenses incurred by the Administrator in connection with administering the Company’s business.

From time to time, the Administrator or its Affiliates may pay third-party providers of goods or services. The Company will reimburse the Administrator or its Affiliates thereof for any such amounts paid on the Company’s behalf. From time to time, the Administrator may defer or waive fees and/or rights to be reimbursed for expenses.

Costs and expenses of OHA Private Credit Advisors II, L.P. in its capacity as both the Administrator and the Adviser that are eligible for reimbursement by the Company will be reasonably and consistently allocated to the Company on the basis of time spent, assets under management, usage rates, proportionate holdings, a combination thereof or other reasonable methods determined by the Administrator and communicated to the Company.

All of the expenses described in this Section 4 will ultimately be borne by the Company’s holders of Units, provided that the pass-through costs of any personnel of OHA Private Credit Advisors II, L.P. or any of its Affiliates providing non-investment related services to the Company (collectively, “OHA Personnel”) as permitted under this Section 4 shall be subject to a cap of (i) $375,000 for the Company’s organizational expenses on an upfront basis and (ii) $375,000 per quarter for the Company’s operating expenses following the commencement of the Company’s operations. No expenses other than the OHA Personnel pass-through costs will be subject to a cap.

5. Limitation of Liability. To the fullest extent permitted by law, none of the Administrator or its directors, trustees, officers, equityholders or members (and their equityholders or members, including the owners of their equityholders or members), agents, employees, controlling persons (as determined under the 1940 Act (“Controlling Persons”)), any other person or entity who is Affiliated with the Administrator (including each of their respective directors, trustees, officers, equityholders or members (and their equityholders or members, including the owners of their equityholders or members), agents, employees or Controlling Persons) or any other person or entity acting on behalf of the Administrator (each, a “Protected Person”) shall be liable to the Company or any holder of Units for (a) any action taken or omitted to be taken, or alleged to be taken or omitted to be taken, by a Protected Person or any other person with respect to the Company, including any negligent act or failure to act, except for any liability resulting from such Protected Person’s own fraud, willful malfeasance or gross negligence or (b) losses due to the negligence of brokers or other agents of the Company, unless such Protected Person was responsible for the selection of such broker or other agent and such Protected Person acted in such selection with fraud, willful malfeasance or gross negligence. For purposes of this Agreement, “Affiliate” or “Affiliated” or any derivation thereof means with respect to any individual, corporation, partnership, trust, joint venture, limited liability company or other entity or association (“Person”): (a) any Person directly or indirectly owning, controlling, or holding, with the power to vote, 25% or more of the outstanding voting securities of such other Person; (b) any Person 25% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (c) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (d) any executive officer, director, trustee or general partner of such other Person; or (e) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

Each Protected Person may consult with counsel and accountants in respect of Company affairs (including interpretations of this Agreement) and shall be fully protected and justified in any action or inaction that is taken or omitted in good faith, in reliance upon and in accordance with the advice or opinion of such counsel or accountants selected without fraud, willful malfeasance or gross negligence. In determining whether a Protected Person acted with the requisite degree of care, such Protected Person shall be entitled to rely on written or oral reports, opinions, certificates and other statements of the officers, directors, employees, consultants, attorneys, accountants and professional advisors of the Company, the OHA Adviser and/or the Aranda Adviser, selected without fraud, willful malfeasance or gross negligence; provided that such counsel or accountants were provided with all facts known by the Company or the Administrator (and believed to be material) in connection with the advice being sought.

(a) Indemnification. To the fullest extent permitted by law, the Company shall indemnify, hold harmless, protect and defend each Protected Person from and against any and all losses, claims, damages, costs, liabilities and/or actions, suits or proceedings (whether civil, criminal, administrative or investigative and whether such action, suit or proceeding is brought or initiated by the Company or a third party), including legal fees or other expenses incurred in investigating or defending against any such losses (including trade error losses), claims, damages, costs, liabilities or actions, suits or proceedings, and any amounts expended in settlement of any claims approved by the Company and/or the Administrator (as applicable) (collectively, “Liabilities”) to which any Protected Person may become subject:

(i) by reason of any act or omission or alleged act or omission (even if negligent) performed or omitted to be performed on behalf of the Company, the Administrator and/or any of their respective Affiliates or otherwise in connection with the business of the Company or its investment activities;

(ii) by reason of the fact that such Protected Person is or was acting (or omitting to act) in connection with the business of the Company or its administrative activities or its Administrator in any capacity or that it is or was serving at the request of the Company as a direct or indirect partner, stockholder, member, director, officer, employee, manager, trustee, specified agent and/or legal representative of any Person, including any subsidiary or issuer; or

(iii) by reason of any other act or omission or alleged act or omission (even if negligent) arising out of or in connection with the activities of the Company; unless, in each case, such Liability (x) was determined by a court of competent jurisdiction to have resulted from such Protected Person’s own fraud, willful malfeasance or gross negligence or (y) results from claims or proceedings arising solely out of internal disputes between or among direct or indirect partners of the Administrator. In addition, the Company may indemnify and hold harmless other service providers of the Company on the same or similar (or other) terms as those described herein with respect to Protected Persons.

(b) Reimbursement of Expenses. The Company shall promptly reimburse each Protected Person (upon receipt of an undertaking by or on behalf of such Protected Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized in this Section 5(b), or as may otherwise be required by the 1940 Act) the attorneys’ fees and other fees, costs and expenses (as incurred to the extent permitted by the 1940 Act) of each Protected Person in connection with investigating, preparing to defend or defending any claim, lawsuit, action or other proceeding relating to any Liabilities for which such Protected Person may be indemnified pursuant to this Section 5(b); provided that if it is determined by a court of competent jurisdiction that such Protected Person is not entitled to the indemnification provided by this Section 5(b), then such Protected Person shall repay such reimbursed or advanced amounts to the Company; and provided further that the advancement of reasonable legal or other expenses (as incurred) provided by this Section 5(b) shall not be permitted if the related claim, lawsuit or other proceeding has been brought forth by a “majority-in-interest” (as defined in the Company’s limited liability company agreement, as amended from time to time). Notwithstanding the foregoing or any other provision herein, in the event that it is finally judicially determined (including by way of another applicable court of competent jurisdiction overturning a prior decision of a court of first instance) that a Protected Person did not engage in the conduct described in the final paragraph of Section 5(a), the exculpation, indemnification, advancement and reimbursement terms described in the introduction of Section 5 and this Section 5(b) (including such Protected Person’s entitlement to indemnification and reimbursement) shall be applied and determined based solely on such final judicial determination.

(c) Survival and Limitation of Protection.

(i) The provisions of Section 5(a) shall continue to afford protection to each Protected Person regardless of whether such Protected Person remains in the position or capacity pursuant to which such Protected Person became entitled to indemnification under Section 5(a) and regardless of any subsequent amendment to this Agreement; provided, however, that no such amendment shall reduce or restrict the extent to which these indemnification provisions apply to actions taken or omissions made prior to the date of such amendment.

(ii) The rights of indemnification provided in Section 5(a) shall be in addition to any rights to which a Protected Person may otherwise be entitled by contract or as a matter of law, and shall extend to each of such Protected Person’s heirs, successors and assigns.

6. Activities of the Administrator. The services of the Administrator to the Company are not to be deemed to be exclusive, and the Administrator and each Affiliate thereof is free to render services to others. It is understood that directors, officers, employees and holders of Units are or may become interested in the Administrator and its Affiliates as directors, officers, members, managers, employees, partners, shareholders or otherwise, and that the Administrator and directors, officers, members, managers, employees, partners and shareholders of the Administrator and its Affiliates are or may become similarly interested in the Company as holders of Units or otherwise.

7. Duration and Termination.

(a) This Agreement shall become effective as of the date first written above. This Agreement may be terminated at any time, without the payment of any penalty, on 60 days’ written notice, by the Company or by the Administrator. This Agreement may be terminated, without the payment of any penalty, on 30 days’ written notice, by the Company upon the Company’s decision to enter into a new administration agreement with the Aranda Adviser in connection with the Company commencing the second phase of its operations. The provisions of Section 5 of this Agreement shall remain in full force and effect, and the Administrator shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Administrator shall be entitled to any amounts owed under Section 4 through the date of termination or expiration of this Agreement, as applicable, and Section 5 shall continue in force and effect and apply to the Administrator and its representatives as and to the extent applicable.

(b) This Agreement shall continue in effect for six (6) months from the date hereof with the Aranda Adviser to propose upon necessity, and the Board to confirm, the option to extend the term by an additional eighteen (18) months (structured as three separate six-month extension options), or to the extent consistent with the requirements of the 1940 Act, from the date of the Company’s election to be regulated as a BDC under the 1940 Act, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of a Majority of Outstanding Voting Securities (as defined below) and (ii) the vote of a majority of the Company’s Board members who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party, in accordance with the requirements of the 1940 Act. A “Majority of Outstanding Voting Securities” means the lesser of (i) 67 percent or more of the outstanding voting securities of the Company present at a meeting of the holders of Units, if the holders of more than 50 percent of the outstanding voting securities of the Company are present or represented by proxy at such meeting, or (ii) more than 50 percent of the outstanding voting securities of the Company.

(c) This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act).

(d) The Administrator shall promptly upon termination of this Agreement:

(i) deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(ii) deliver to the Board all assets and documents of the Company then in custody of the Administrator; and

(iii) cooperate with the Company to provide an orderly transition of services.

8. Amendments of this Agreement. This Agreement may be amended pursuant to a written instrument by mutual consent of the parties.

9. Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of New York; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

10. Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

11. Notices. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

12. Compliance with Law. The Administrator covenants and agrees that its activities shall at all times comply in all respects with all applicable federal and state laws, rules and regulations governing its operations and investments, except to the extent that any such noncompliance would not have, and would not reasonably be expected to have, a material adverse effect on the ability of the Administrator to operate is business and to fulfill its obligations under this Agreement.

13. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

14. Representations and Warranties. The Administrator hereby represents and warrants to and agrees with the Company that as of the date of this Agreement:

(a) the Administrator is a limited partnership duly formed and validly existing under the laws of the State of Delaware and has all requisite limited partnership power and authority to carry on its business as currently conducted and as proposed to be conducted pursuant to this Agreement;

(b) the Administrator is duly qualified to transact business in every jurisdiction in which the character of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business operations or financial condition of the Administrator;

(c) the execution and delivery of this Agreement by the Administrator has been authorized by all necessary action on behalf of the Administrator, and is a legal, valid and binding agreement of the Administrator, enforceable against the Administrator in accordance with its terms;

(d) to its knowledge, the execution and delivery of this Agreement by the Administrator and the performance of its obligations hereunder will not conflict with or result in any material violation or default under any provision of the limited partnership agreement of the Administrator or any other material agreement or instrument to which the Administrator is a party, or by which it or any of its properties are bound, or any material order, writ, permit, franchise, judgment, decree, statute, rule or regulation applicable to the Administrator or its businesses or properties, except where such conflict, violation or default would not have a material adverse effect on the Administrator’s management of the Company’s assets, or require the Administrator to make any material filing or registration with, or obtain any material approval, authorization, license or consent of, any court or governmental department, agency or authority or self-regulatory authority or any party to an agreement that has not already been duly and validly obtained, except where the failure to make such filing or registration or to obtain such approval, authorization, license or consent would not have a material adverse effect on the Administrator’s management of the Company’s assets; and

(e) the Administrator is registered as an investment adviser with the SEC under the Advisers Act.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

APS BDC LLC

By:	/s/ Eric Muller
Name:	Eric Muller
Title:	Chief Executive Officer

OHA PRIVATE CREDIT ADVISORS II, L.P.

By:	/s/ William Bohnsack
Name:	William Bohnsack
Title:	Vice President

[Signature Page to Administration Agreement]

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